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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
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TWEETER HOME ENTERTAINMENT GROUP ANNOUNCES RESIGNATION OF PRESIDENT
AND CEO JEFFREY STONE

CANTON, MA, March 15, 2005 -- Tweeter Home Entertainment Group, Inc. (Nasdaq:
TWTR) announced today that Jeffrey Stone, its President and Chief Executive Officer, will be leaving the Company to become the President and Chief Operating Officer of Tivoli Audio, LLC, the consumer electronics manufacturer in which Tweeter owns a 25% equity stake.

The Tweeter Board of Directors has designated Joe McGuire, the Company's Chief Financial Officer, to serve as Interim Chief Executive Officer effective immediately. The Board has initiated a search process and expects to move quickly to name a permanent CEO.

Stone will remain with Tweeter through April 26, 2005 to assist in a smooth management transition and will continue to serve on Tweeter's Board following his departure.

Stone commented, "I have loved leading this company over the past 15 years. As is the case in most organizations, the people make the business and the team that I have had the honor to lead for almost a third of my life is an incredible, passionate group. I feel very fortunate to have been at the helm during a period of tremendous growth for Tweeter and want to thank all Tweeter associates, past and present, for their many contributions."

Stone added, "I will be joining an exciting company in which Tweeter owns a 25% equity stake. Tweeter's investments in Tivoli over the last three years have been very successful. It is my goal to make Tweeter's investment in Tivoli an even greater success in the years ahead."

Sandy Bloomberg, Founder and Chairman, said, "I am personally sad to see Jeff go. He has been a tremendous business partner, terrific friend and a great leader for our company. I am also excited that he will remain part of the Tweeter family through his continued participation on the Tweeter Board."

Bloomberg added, "We are fortunate that Joe McGuire will be leading us through this transition period. He is well known and respected in our industry. During his ten years with Tweeter, Joe has played a key role in making Tweeter one of the largest specialty consumer electronics retailers in America."

McGuire said, "I want to publicly thank Jeff for his outstanding leadership and friendship over the past 15 years. He is an incredible example and role model of value-centered leadership, and all of us at Tweeter will miss him. But with the energetic, experienced and talented management team that Jeff has put in place, I am confident of the continued success of Tweeter."


ABOUT TWEETER

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a national specialty consumer electronics retailer, providing entertaining consumer electronics solutions.

The company's fiscal 2004 revenues were $778 million. Tweeter has been named a "Consumer Electronics Retailer of the Year" by Audio-Video International every year since 1979 and was named one of the "100 Fastest Growing Companies" by Fortune in 2002. Tweeter Home Entertainment Group, Inc. now operates 176 stores under the Tweeter, hifi buys, Sound Advice, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Las Vegas, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The company employs more than 3,600 associates.







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Further information on the Tweeter Home Entertainment Group can be found on the company's web site www.tweeter.com.


                                     # # # #

For further information, contact Kate MacKinnon at 781.830.3324, fax 781.830. 3223 or email at kmackinnon@twtr.com.

                                   # # # # # #


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Certain statements contained in this press release, including, without limitation, statements containing the words "expects," "anticipates," "believes," "plans," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties including risks associated with management of growth, risks of economic downturns generally, and in Tweeter's industry specifically, risks associated with competitive pricing pressure and seasonal fluctuations, risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, risks associated with Tweeter's dependence on key personnel, risks associated with obtaining financing for the company's business model, and risks referred to in Tweeter's Annual Report on Form 10-K filed on December 14, 2004 (copies of which may be accessed through the SEC's web site at http://www.sec.gov), and its other filings with the SEC, that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.
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